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                                                                   EXHIBIT 10.20


[LOGO OF ROSEHILLS COMPANY]

                       [LETTERHEAD OF ROSEHILLS COMPANY]
                                                                   March 1, 2000



Mr. Dennis C. Poulsen
2053 Vallecito Drive
Hacienda Heights, CA  91745

Dear Dennis:

          We are pleased to re-establish your employment relationship with Rose Hills Company (the "Company") and offer you employment with the Company effective as of the date hereof. While employed hereunder you will continue to hold the title of Chairman of the Board of Directors and you shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company.

          You agree that during the course of your employment with the Company, you will devote an appropriate amount of time to the business and affairs of the Company. The Company will reimburse you for all reasonable travel and other related expenses incurred by you during the term of your employment in connection with your performance of services pursuant to this letter agreement.

          Subject to your continued employment with the Company, you will receive a base salary at the rate of $120,000 per annum (the "Base Salary"), payable in accordance with the Company's standard payroll practices and procedures and you may participate in the employee benefit plans maintained by the Company generally for the benefit of its other senior executives to the extent you are eligible pursuant to the terms of such employee benefit plans. In addition, the Company shall provide you a leased automobile, an office, an office assistant, communications and data processing devices and other miscellaneous support, each consistent with past practice.

          We and you hereby acknowledge that your employment with the Company will be on an "at will" basis and your employment may be terminated by you or the Company at any time for any reason without further obligation of any party hereunder; provided that (i) you agree to give the Company at least 60 days advance written notice of any resignation of your employment and (ii) if your employment with the Company is terminated by the Company without Cause (as defined below) (other than due to your death), the Company agrees to give you at least 24 months advance written notice (the "Notice Period"); provided, however, that the Company may terminate your employment without Cause without providing you with the Notice Period if, in lieu of the Notice Period, the Company continues to pay your Base Salary for a period equal to the excess of (A) 24 months over (B) the actual notice period, if any, provided by
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Mr. Dennis C. Poulsen                                              March 1, 2000
                                                                          Page 2


the Company; provided further, that a resignation by you within [three] months following a Change in Control (as defined in the Rose Hills Company Phantom Equity Appreciation Plan) shall be deemed to be a termination by the Company without Cause.

          For purposes of this letter agreement, "Cause" shall mean (i) your continued failure substantially to perform your duties hereunder (x) (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to you of such failure or (y) due to your physical or mental incapacity for a period of three consecutive months or six months in any eighteen month period, (ii) dishonesty in the performance of your duties hereunder, (iii) an act or acts on your part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude or (iv) you willful malfeasance or willful misconduct in connection with your duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

          You agree that you will not at any time (whether during or after your employment with the Company) disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing
                                                  --------
shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of your breach of this covenant.

          You agree that you will not, during your employment during any period in which you are receiving severance following your termination of employment, enter the employ of, or render any services to any person or entity that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which you are aware of such planning) (a "Competitive Business") or acquire a financial interest in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, member, officer, employee, director, principal, agent, trustee or consultant; provided, however, that you may, directly or indirectly own 5% or less of any class of securities of any person engaged in a Competitive Business which is publicly traded on a national or regional stock exchange or on the over-the-counter market.

          You represent and warrant that your execution of this letter agreement, and your performance of your obligations hereunder will not conflict with, violate or otherwise be inconsistent with any other contractual obligation, or, or to the best of your knowledge, any other obligation, that would prohibit you from entering into or performing any of such obligations. The provisions of this paragraph shall survive any termination of this letter agreement.

          All amounts paid hereunder are subject to applicable withholding taxes.
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Mr. Dennis C. Poulsen                                              March 1, 2000
                                                                          Page 3

          This letter agreement contains the entire understanding between you and the Company with respect to services to be rendered by you and supercedes all prior agreements and understandings (including verbal agreements) between you and the Company and/or its affiliates regarding the terms and conditions of your employment or consultancy with the Company and/or its affiliates. This letter agreement may not be altered, amended or modified in any way except by a writing signed by all parties.

          This letter agreement shall not be assignable by you but may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Our respective signatures below indicate our mutual assent to the terms of this letter agreement.

                                  Very truly yours,

                                  Rose Hills Company



                                  By:  Dillis R. Ward
                                       ------------------------------
                                  Title:  President and CEO
                                          ---------------------------
                                  Signature:  /S/ Dillis R. Ward
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Agreed to and accepted:



/S/ Dennis C. Poulsen
---------------------------
Dennis C. Poulsen